Exhibit 10.7

EQUITY INTEREST TRANSFER AGREEMENT

among

HEBEI JINGLONG INDUSTRY AND COMMERCE GROUP CO., LTD.

AUSTRALIA SOLAR ENERGY DEVELOPMENT PTY LTD.

AUSTRALIA PV SCIENCE & ENGINEERING CO.

and

JA DEVELOPMENT CO., LTD.

Date: July 10, 2006

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EQUITY INTEREST TRANSFER AGREEMENT

This Equity Interest Transfer Agreement (hereinafter referred to as “this Agreement”) is made on July 10, 2006 by and among the following parties:

HEBEI JINGLONG INDUSTRY AND COMMERCE GROUP CO., LTD (hereinafter referred to as the “Jinglong Group”), a company duly incorporated and existing under the laws of the People’s Republic of China, with its legal address at High-tech Development Zone, Ningjin County, Hebei Province, China, duly represented by its legal representative Jin Baofang, Chairman of the board of directors, of Chinese nationality.

AUSTRALIA PV SCIENCE & ENGINEERING CO. (hereinafter referred to as the “PVSEC”), a company duly incorporated and existing under the laws of Australia, duly represented by its authorized representative Dai Ximing, of Australian nationality.

AUSTRALIA SOLAR ENERGY DEVELOPMENT PTY LTD. (hereinafter referred to as the “SDC”), a company duly incorporated and existing under the laws of British Virgin Island, duly represented by its authorized representative Yang Huaijin, Chairman of the board of directors, of Australian nationality.

Jinglong Group, PVSEC and SDC hereinafter refer to as the “Transferors”.

JA DEVELOPMENT CO., LTD. (“JA”, hereinafter referred to as “Transferee”), a company duly incorporated and existing under the laws of British Virgin Island, duly represented by its authorized representative Mr. Jin Baofang, executive director, of Chinese nationality.

The above parties hereinafter are referred to as “Parties” collectively and as a “Party” individually.

WHEREAS, Jinglong Group, PVSEC and SDC own fifty-five percent (55%), fifteen percent (15%) and thirty percent (30%), respectively, of the equity interest in the JingAo Solar Co., Ltd. (hereinafter refer to as the “Company”);

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WHEREAS, the Transferors desire to sell to Transferee, and Transferee desires to purchase from the Transferors, one hundred percent (100%) of the equity interest in the Company held by the Transferors.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Parties agree as follows:

ARTICLE 1 DEFINITIONS

1.1	Definitions.

For the purpose of this Agreement, and unless otherwise required by the context, the following terms and expressions shall have the meanings as defined below:

“Affiliated Parties” shall mean any person, companies or other entities, other than one of the Parties hereto, which are directly or indirectly majority owned, controlled, managed or directed by the named Party, or which otherwise directly or indirectly under common ownership, control, management or direction with the named Party;

“Articles of Association” shall mean the articles of association of the Company jointly signed by the Transferors dated May 6, 2005 and its amendments from time to time;

“Board of Directors” shall mean the board of directors of the Company existing and exercising corporate authorities as of the date of the execution of this Agreement;

“Business Day” shall mean any day from Monday through Friday, excluding statutory vacations and public holidays;

“China” shall mean the People’s Republic of China, excluding, for the purpose of this Agreement only, Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan;

“Closing Date” shall mean the closing date defined in article 8.1 of this Agreement.

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“Encumbrances” shall mean any mortgage, pledge, lien, option, priority, liability, transfer arranged by means of guarantee or trust or other security interest;

“Effective Date” shall mean the date on which the conditions for the effectiveness of this Agreement, as set forth in this Agreement, have been fully satisfied;

“Equity Interest Transfer” shall mean the transfer of one hundred percent (100%) of the equity interest in the Company from the Transferors to the Transferee under this Agreement;

“Examination and Approval Authority” shall mean the Ministry of Commerce of the People’s Republic of China, or its authorized or designated authority, which approves this Agreement to become effective;

“Foreign Exchange Authority” shall mean the State Administration of Foreign Exchange of China or its authorized or designated authorities;

“Joint Venture Contract” shall mean the Joint Venture Contract between the Transferors, dated May 6, 2005, with respect to the establishment of the Company, and its amendments from time to time;

“Registration Authority” shall mean the State Administration for Industry and Commerce of the People’s Republic of China, or its authorized administration authority for industry and commerce, which is in charge of the registration of the Company;

“Transferred Equity Interest” shall mean one hundred percent (100%) of the equity interest in the Company held by the Transferors or the equity interest in the Company held by each of the Transferors (as the case may be) at the time of execution of this Agreement, including the Transferors’ rights and benefits to or in the registered capital, capital reserves and surplus reserves, reserved profits, profits to be distributed and other distributions of the Company at the time of execution of this Agreement, which are represented by such one hundred percent (100%) of the equity interest in the Company;

“US Dollar” or “US$” shall mean the lawful currency of the United State of America.

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ARTICLE 2 EQUITY INTEREST TRANSFER

2.1	Sale and Purchase.

Subject to the terms of this Agreement, the Transferors hereby agree to sell to the Transferee, and the Transferee agrees to purchase from the Transferors the Transferred Equity Interest.

2.2	Reorganization.

Since there would be no domestic investment in the Company upon the completion of the Equity Interest Transfer, the Company shall be then reorganized as a wholly foreign-owned enterprise under the Law of the People’s Republic of China on Foreign-Capital Enterprises, with one hundred percent (100%) of its shares held by the Transferee.

2.3	Submission of Application Documents.

Upon execution of this Agreement by the duly authorized representatives of the Parties and completion of all other corporate procedures necessary to consummate the Equity Interest Transfer, the Parties shall cause the Company to submit all the application documents to the Examination and Approval Authority for obtaining valid government approval of the Equity Interest Transfer and the conversion of the Company into a wholly foreign-owned enterprise to continue the business operations without interruption.

2.4	Termination and Release

Upon the Effective Date of this Agreement, the Joint Venture Contract and Articles of Association shall terminate, and the Transferors shall not be the shareholders of the Company and enjoy any shareholder’s rights any more.

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ARTICLE 3 PURCHASE PRICE AND PAYMENT

3.1	Purchase Price.

a. Subject to the terms of this Agreement, the total purchase price for the Transferred Equity Interest (the “Consideration”) shall be constituted by the following elements:

(a)	the purchase price of eight million two hundred fifty thousand US dollars (US$8,250,000) to be paid by the Transferee to Jinglong Group;

(b)	the purchase price of two million two hundred fifty thousand US dollars (US$2,250,000) to be paid by the Transferee to PVSEC; and

(c)	the purchase price of four million five hundred thousand US dollars (US$4,500,000) to be paid by the Transferee to SDC.

b. Parties acknowledge and agree that the Consideration is the total amount to be paid by Transferee to the Transferors, and Transferee and any of its Affiliated Parties shall not be responsible for any future or additional payment to the Transferors with respect to the Equity Interest Transfer under this Agreement.

3.2	Payment Schedule of Purchase Price.

The Purchase Price indicated in article 3.1 shall be paid by the Transferee to Jinglong Group, PVSEC and SDC in the Closing Date.

3.3	Obligations Upon Receipt of Payment.

a.	Jinglong Group shall be responsible for the foreign exchange registration with the Foreign Exchange Authority regarding the equity transfer with foreign exchange payment (“FX Certificate”) within ten (10) days upon the receipt of the Purchase Price.

b.	Jinglong Group shall promptly deliver the FX Certificate to Transferee after its receipt of such certificate issued by the Foreign Exchange Authority.

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3.4	Tax.

The Transferors and Transferee shall be respectively responsible for payment of the taxes and other governmental levies relating to the Equity Interest Transfer, imposed on each Party in accordance with the applicable laws.

ARTICLE 4 OBLIGATIONS BEFORE THE CLOSING DATE

4.1	The Transferors shall provide and ensure the Company to provide all the business, financial, tax and legal information requested by the following persons, including checking the accounting record and record in electronic form, contacting the main managers and personnel, and investigating the business affairs and stocks of the Company:

(a)	requested by the Transferee for the purpose of due diligence procedure in the Company;

(b)	requested by the independent accounting firm appointed by the Transferee for the purpose of audit.

4.2	Before the Closing Date, the Transferors shall operate the business and use the assets of the Company reasonably, appropriately, and with good faith and caution, and, except that they have obtained the previous written agreement form the Transferee, exercise all their rights and powers to make sure that the assets, business and financial situation of the Company will not have great and disadvantaged changes stipulated as follows:

(a)	The capital expenditure exceeds five million RMB (RMB 5,000,000);

(b)	Disposing of any assets of the Company beyond its normal business scope, or setting up any Encumbrances which is over ten million RMB (RMB 10,000,000);

(c)	Borrowing a loan of more than ten million RMB (RMB 10,000,000), or making drawings or payments from its bank account beyond its normal business scope (excluding the quotidian drawings and payments) ;

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(d)	Entering and contract or commitment which is uncommon or beyond its normal course of business;

(e)	To declare or pay any share dividends or other distributions; to do or promise to do any thing that would make the financial situation of the Company become worse than that before the execution of this Agreement ;

(f)	Imposing any new mortgage or other Encumbrances on any material business and assets of Company;

(g)	Operating in violation of the normal operating procedure of the Company including but not limited to the amendment to the existing sales and credit policy, or the violation of the current financial principles by any means of material natural;

(h)	making material amendment to the terms and conditions of labor contracts between the Company and its directors and employees;

(i)	Allowing any major insurance policy to be overdue or invalid;

(j)	Increase or decrease of the registered capital of the Company;

(k)	Purchasing the equity interest of any company or withdrawing shares from the enterprises that the Company has invested;

(l)	Making amendment to the current Article of Association of the Company for any purpose other than completing the Equity Interest Transfer stipulated in this Agreement;

(m)	New transactions occurred between the Company and the Affiliate Parties, except for the transactions necessary for the ordinary course of business and extension of the existing contracts in accordance with the standard trade conditions of the Company, in which case the Transferors shall inform the Transferee in advance) ;

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(n)	Reaching a compromise or reconciliation on any claim of compensation, litigation or other legal proceedings demanded by or against any person, which substantively affected the business of the Company.

(o)	Any material and disadvantaged changes to the business or assets of the Company which is out of the scope of normal transactions.

4.3	In order to impel the transaction to be closed in time, from the execution date of the Agreement till the Closing Date, the Transferee may appoint certain amount of its employees and send them to the Company. These employees delegated by the Transferee shall assist the Company to complete the Equity Interest Transfer as soon as possible.

4.4	Other obligations of the Transferors before the Closing Date:

(a)	During the transition period from the execution date of this Agreement to the Closing Date, the Transferors shall remain the shareholders of the Company, and perform the duty of shareholder. The Transferors shall also observe their presentations, declarations and warranties made in this Agreement, and shall not damage the legal interests of the Company and the Transferee.

(b)	During the transition period from the execution date of this Agreement to the Closing Date, the Transferors shall not transfer the equity interest to any third party, solicit or entertain offers from, negotiate with any third party with respect to the Equity Interest Transfer, or grant rights and options to any third party.

(c)	Before the Closing Date, the Transferors shall ensure that the Company has obtained all the approvals and permits necessary for business operation at the Closing Date.

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ARTICLE 5 CONDITIONS PRECEDENT

5.1	Conditions Precedent.

The Equity Interest Transfer is conditioned upon the occurrence or completion of the following events or transactions:

a.	The Board of Directors of the Company has passed resolutions approving of:

(1)	the Equity Interest Transfer in accordance with the terms of this Agreement;

(2)	conversion of the Company into a wholly foreign-owned enterprise; and

(3)	amendments to the Articles of Association of the Company.

b.	Letters of resignation of Zhang Yongxin, Yan Jingcun, Zhang Decai, and Ni Kailu as the Directors of the Company as of the Closing Date have been duly issued.

c.	Letters have been signed by all Transferors’ officers and employees who have been granted signing authority, power of attorney and the like with respect to the representation, stating that his authority or power to represent the Company before banks, government agencies, or other third parties, if any, should become void upon Closing.

d.	The Examination and Approval Authority has approved:

(1)	the Equity Interest Transfer under this Agreement; and

(2)	the conversion of the Company from a Chinese-foreign equity joint venture into a wholly-owned foreign enterprise.

e.	The Company has been registered as a wholly-owned foreign enterprise with the Registration Authority and the relevant registration formalities of change have been completed.

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5.2	Cooperation.

The Parties agree to use their best efforts to facilitate the satisfaction of the conditions precedent provided in Article 5.1 hereof.

5.3	Waiver.

Notwithstanding the provisions in Article 5.1, Transferee shall have the right to waive any conditions precedent provided in Article 5.1.

ARTICLE 6 REPRESENTATIONS AND WARRANTIES

6.1	Representations and Warranties of Transferor.

About the Transferors, Each of the Transferors hereby respectively represents and warrants to Transferee as follows:

a.	It is a company duly organized, validly existing and in good standing under the laws of registration. There is not any situation or legal procedure that can lead each of the Transferors to termination, closing, dissolution, liquidation, merge, division or losing its title of legal person.

b.	It has taken all appropriate and necessary corporate and legal actions to approve and authorize the execution and performance of this Agreement.

c.	Its execution and performance of this Agreement will not violate any provision of the applicable laws or regulations, or any judgment, award, contract, agreement, or other instrument binding upon it.

d.	It has full and unencumbered title to the Transferred Equity Interest, which shall be free and clean of any mortgage, pledge or any other types of encumbrances.

e.	Upon execution of this Agreement and as of the completion of the registration of the Equity Interest Transfer with the Registration Authority, there is not and there will not be any suit, action, prosecutions, or any other proceedings that may involve the Transferred Equity Interest or the lawfulness of the Equity Interest Transfer.

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f.	This Agreement, when executed and delivered, constitutes the lawful, valid and binding obligations of Transferor and is enforceable against Transferor in accordance with its terms.

About the Company, the Transferors hereby respectively represent and warrants to Transferee as follows:

(a) The information about the Company provided by the Transferors to the Transferee is true and accurate in all aspects.

(b) It is a company duly organized, validly existing and in good standing, which has passed the most recent annual check of the Administration of Industry and Commerce. It dose not exist any situation or legal procedures which can lead the Company to termination, closing, dissolution, liquidation, merge and division.

(c) There are no actions violating the business licence, Articles of Association, and other organization documents of the Company.

(d) The Transferors have implemented their obligations respectively in accordance with the Articles of Association and other organization documents of the Company. The Parties of the Articles of Association and other organization documents of the Company have fully implemented the obligation of contribution to the Company. Each of the Transferors has fully paid its due contribution in cash, and transferred the relevant property or rights as non-cash contribution to the Company. The registered accountant of the Company has verified the contribution of the Transferors to the Company and has hereby issued a registered capital verification report. The Company has not drawn back its registered capital since its incorporation.

(e) No one has been granted any options or rights for acquiring the shares of the Company, including but not limited to the employees’ options.

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(f) All the business in which the Company is engaged is within and in accordance with the approved business scope.

(g) The Company has no subsidiary or branch.

(h) The Company is operating its business in accordance with applicable PRC laws and regulations, governmental approvals and its business licence in all material aspects.

(i) The Company has not received or infringed any order, award or judgment made by any People’s Court, arbitral tribunal or governmental authority.

(j) The Company has submitted all the required resolutions and documents to the governmental authorities, and has well observed relevant laws and regulations regarding the obligation of filing and registration.

(k) The Company has not received any administrative sanctions from the governmental authorities, and has not involved in any current or potential procedures of administrative reconsideration or administrative litigation.

(l)	Each kind of property presented in the most recent audited financial statement of the Company (excluding the stocks sold in the quotidian operations) is property legally owned by the Company. The Company shall have the rights to transfer, sell or dispose of such property by any other means in accordance with the relevant PRC laws. The Company has full and complete ownership on its property and has not any Encumbrances on its property. The above mentioned property has not been seized, frozen, distrained or taken enforcement measures by the People’s Court, arbitral tribunal or other authorities.

(m)	The Company has signed legal and valid leasing agreements for the leased real estate and has completed the lease registration formalities. There is no important dispute under the leasing agreements. The use of leased property by the Company will not be affected by the transfer, mortgage and auction of the leased real estate.

(n)	The government has not issued any order of demolishment, remove, and freeze or of other similar natural to the Company regarding the real estate owned by the Company or leased from a third party. As far as the knowledge of Transferors, there will not be such orders in a reasonable period of time in the future.

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(o)	All the important equipment owned by the Company is purchased or legally acquired by the Company. The Company has fully paid the purchase price of the above mentioned equipment. There is not any important dispute in connection with the equipment purchase agreements.

(p)	The Company has obtained valid tax exemption approvals from relevant governmental authorities with respect to the importation of equipment. The company has completed all necessary formalities of tax exemption for the importation of equipment in accordance with the laws. During the supervision period of the equipment, the Company has not sell, lease, transfer occupation of the equipment to a third party, or dispose of the ownership, use-rights and rights of possession of such equipment by any other means.

(q)	The Company has duly implemented all the material contracts that it has signed in accordance with the terms and conditions of the contracts and the customary commercial practice. The Company has no actions of breach of material contracts, and has not been accused by the counterparty of the material contracts for the breach of contract and compensation.

(r)	The Company is not a party to any other contract or arrangement that contains irregular provisions, obligations, or which is out of the business scope of the Company, or of abnormal transaction natural.

(s)	All the material contracts concluded by the companies have been duly authorized and executed.

(t)	From its incorporation till now, the financial statements of the Company have been prepared in all material aspects in line with the PRC accounting standard which is valid and consistently used during the relevant period in accordance with the PRC laws and regulations.

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(u)	The PRC registered accountant has issued an audited report without any salvo with respect to the said financial statements; such financial statements fairly and truly present the financial condition and results of the Company at the relevant date in all material respects, and have made sufficient reservation for the bad debts, uncollectible accounts and taxation of the profits during the relevant accounting period till the date of issuance of the financial statements; all the trade receivables have been or expected to be converted into cash, the amount of which shall be no less than the amount presented in the financial statements. There is no sign to show that the trade receivables of the Company will become bad debts or uncollectible accounts.

(v)	All the accounts, accounting books, general ledger and financial records of the Company were prepared and kept in all material aspects in accordance with the accounting system and accounting principals provided in the PRC laws and regulations.

(w)	The execution and performance of this Agreement will not entitle the creditors of the Company the rights to declare that the debts become due before the maturity date, to ask for guarantee or raising the interest rate of the loans, or to modify in other aspects the terms and conditions of the loan agreements.

(x)	The Company has completed all the tax registration formalities in accordance with the requirements of the tax authorities and the laws of China. The company has completed the tax declaration formalities, paid all the tax duly required by the laws, and received all the tax payment proofs. There is no potential claim of rights against the company, no tax evasion or owing taxes, nor any repute with respect to the punishment in taxation. The company has sufficiently reserved for and disclosed in the financial statements the payable tax and potential tax liabilities.

(y)	The company has fully paid the salaries and remunerations of its employees on time, and fully paid the social security and other welfare in accordance with laws.

(z)	There is no and will be no litigation, arbitration or administrative penalty proceedings against the Company. There is no dispute or illegal action caused by the Company which may incur the above mentioned litigation, arbitration or administrative penalty proceedings against the Company. The Company has not been taken any juridical proservatory measures or enforcement measures;

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(aa)	The company has reasonably purchased insurance for its business and assets in accordance with the commercial practice, and has fully paid the insurance fees on time. There is no such situation that will result in the invalid of the insurance policy or entitle the insurance company the rights to increase the insurance fees. The execution and performance of this Agreement will not entitle any insurance company the rights to terminate the incurrence policy or to increase the insurance fees;

(bb)	Since the incorporation of the Company, the financial situation, incomes, business or prospect of business (no matter whether it is part of the normal business operation or not) of the Company and the Affiliated Parties have not occurred or anticipated to occurred any great disadvantaged changes.

(cc)	To the knowledge of the Transferors, the publicly disclosed information is true and accurate. There is no misstatement about the essential facts, no missing of important facts that have to be disclosed to public, nor any misleading at the time of disclosure.

(dd)	The Company or its Affiliated Parties have not owned any payment to the Transferors or each of their Affiliated Parities respectively.

6.2	Representations and Warranties of Transferee.

Transferee hereby represents and warrants to the Transferors as follows:

a.	It is a wholly foreign-owned enterprise duly organized, validly existing and in good standing under the laws of British Virgin Island.

b.	It has taken all appropriate and necessary enterprise and legal actions to approve and authorize the execution and performance of this Agreement.

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c.	Its execution and performance of this Agreement will not violate any provision of applicable laws or regulations, or any judgment, award, contract, agreement, or other instrument binding upon it.

d.	This Agreement, when executed and delivered, constitutes the legal, valid and binding obligations of Transferee and is enforceable against Transferee in accordance with its terms.

ARTICLE 7 CLOSING

7.1	Closing Date.

In accordance with the provisions of applicable law, the closing of the Equity Interest Transfer (the “Closing”) shall take place within three months upon the satisfaction or waiver of all the precedent conditions stipulated in article 5.1 and be notified by the Transferee to the Transferors. The Closing shall take place in the domicile of the Company or a place later agreed by the Parties.

7.2	Closing Documents.

On the Closing Date, the Transferors shall provide the Transferee the following documents:

(i)	the Board resolution of the Company stipulated in article 5.1 (a), the approval documents issued by the Examination and Approval Authority as stipulated in article 5.1 (d) and (e), and the business licence of foreign invested enterprises issued by the Registration Authority;

(ii)	letters of resignation of Zhang Yongxin, Yan Jingcun, Zhang Decai, and Ni Kailu as the Directors of the Company, confirming that each of the persons mentioned above shall not raise any claim of rights against the Company; and

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(iii)	Certificates, licences and documentation of the company, such as its office seal, financial seal, business licence, tax registration certificates, enterprise organization code certificate, accounting books, etc.

On the Closing Date, the Transferee shall provide the Transferors the following documents:

(i)	remittance receipt of the purchase price of Transferred Equity Interest paid by the Transferee to Jinglong Group;

(ii)	remittance receipt of the purchase price of Transferred Equity Interest paid by the Transferee to PVSEC; and

(iii)	remittance receipt of the purchase price of Transferred Equity Interest paid by the Transferee to SDC.

ARTICLE 8 DEFAULT AND REMEDY

8.1	The Parties shall strictly fulfill their respective obligations under this Agreement. Any Party (for the purpose of this clause the “Breaching Party”) will be deemed to have breached this Agreement if it fails to fulfill, or to fulfill fully and appropriately, its obligations under this Agreement, or if any of its representations and warranties in this Agreement proves to be false, inaccurate or misleading. In the event of such breach, the other Party (for the purpose of this clause the “Non-Breaching Party”) has the right at their own discretion to take one or more of the following actions for remedy:

a.	To suspend performance of its obligations under this Agreement until the breach is remedied by the Breaching Party;

b.	If the breach by the Breaching Party has caused the Equity Interest Transfer to be unable to complete, or has materially frustrated the Non-Breaching Party’s commercial purpose in entering into this Agreement and such frustration is irreparable, or if reparable but it has not been rectified by the Breaching Party within a reasonable period of time, then the Non-Breaching Party has the right to unilaterally terminate this Agreement forthwith by issuing to the Breaching Party written notice that should become effective on the date of its issuance;

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c.	To demand compensation from the Breaching Party for all losses, including the costs and expenses arising from this Agreement.

8.2	The rights and remedies provided in this Agreement shall be cumulative and shall be in addition to and without prejudice to other rights and remedies provided by law.

8.3	The rights and remedies of the Non-Breaching Party provided in this Article should remain effective in the event that this Agreement, or any other provisions of this Agreement, is invalidated or terminated for any reason.

ARTICLE 9 APPLICABLE LAW

9.1	Applicable Law.

Any disputes arising out of the conclusion and execution of this Agreement or in connection with this Agreement shall be governed by and interpreted in accordance with the laws of China.

ARTICLE 10 DISPUTES RESOLUTION

10.1	Consultations.

In the event a dispute arises in connection with the interpretation or implementation of this Agreement, the Parties shall attempt to settle such dispute through friendly consultations.

10.2	Arbitration.

If no mutually acceptable settlement of such dispute is reached within sixty (60) days, then such dispute shall be finally and exclusively settled by arbitration as provided herein. Arbitration shall be conducted in accordance with the Arbitration Rules

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of the China International Economic and Trade Arbitration Commission being in force at the time a particular dispute is submitted for arbitration. The arbitration shall take place in Beijing. The arbitral award is final and binding upon the Parties.

ARTICLE 11 EFFECTIVENESS AND AMENDMENT

11.1	Effective Date.

This Agreement shall become effective upon the issuance by the Examination and Approval Authority of the approval for the Equity Interest Transfer under this Agreement.

11.2	Amendment.

No amendment to this Agreement shall be effective unless made in writing and signed by both Parties and approved by the Examination and Approval Authority.

ARTICLE 12 MISCELLANEOUS

12.1	This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, supersedes any prior expression of intent or understanding relating hereto and may only be modified or amended by a written instrument signed by the authorized representatives of the Parties.

12.2	This Agreement is severable in that if any provision hereof is determined to be illegal or unenforceable, the offending provision shall be stricken without affecting the remaining provisions of this Agreement.

12.3	Failure or delay on the part of any Party hereto to exercise any right, power or privilege under this Agreement, or under any other contract or agreement relating hereto, shall not operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege preclude any other future exercise thereof.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives in Ningjin County, Hebei Province, China, on the date first written above.

Transferors		Transferee

JINGLONG INDUSTRY AND COMMERCE GROUP CO., LTD.		JA DEVELOPMENT CO., LTD.

By:	/s/ Jin Baofang	By:	/s/ Jin Baofang

AUSTRALIA PV SCIENCE & ENGINEERING CO.

By:	/s/ Dai Ximing

AUSTRALIA SOLAR ENERGY DEVELOPMENT PTY LTD.

By:	/s/ Yang Huaijin